EXHIBIT 23.2

                              INDEPENDENT AUDITORS' CONSENT


The Board of Directors
AMBAC Indemnity Corporation:

          We consent to the incorporation by reference in the registration statement (No. 333-18877) on Form S-3 of The Money Store Inc., ClassNotes Inc. and Trans-World Insurance Company (d/b/a Educaid) of our report dated January 30, 1997 with respect to the consolidated financial statements of AMBAC Indemnity Corporation and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of AMBAC Inc. dated March 12, 1997 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement of The Money Store Inc., ClassNotes Inc. and the Trans-World Insurance Company d/b/a Educaid dated March 19, 1997.



                            KPMG Peat Marwick L.L.P.

New York, New York
March 20, 1997